Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

Braiin Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares	457	(a)	68,696,076	$10.17	$698,639,093	0.00013810	$96,482.06
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$698,639,093		$96,482.06
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due								$96,482.06

(1)	Represents 68,696,076 of the registrant’s ordinary shares being registered for resale by our shareholders identified in this prospectus, or their permitted transferees, in connection with our direct listing on the Nasdaq Global Market.
(2)	Estimated solely for the purpose of calculating the registration fee.